Exhibit 10.12

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (the “Agreement”) is effective as of August 25, 2006 by and between Spheric Technologies, Inc. (“Company”) and Kuruvilla Cherian (“Contractor”), pursuant to which Contractor will provide technical and scientific services to Company on a contract basis.

1. Duties. Contractor shall provide services, as described above to Company. Contractor will complete the services according to Contractor’s own lawful means and methods of work, which shall be subject to the control or supervision of Company. Such services shall be performed in accordance with the professional and quality control standards generally accepted in the industry.

2. Status of Contractor As An Independent Contractor. Contractor is not an employee of Company and nothing contained in this Agreement or in the relationship between Company and Contractor shall be deemed to: (a) constitute an employment relationship; (b) constitute a partnership, joint venture or agency relationship; or (c) give Contractor the authority to execute any contracts or documents on Company’s behalf without first consulting with Company. It is the parties’ intention that Contractor shall be an Independent Contractor and not an employee for all purposes, including, but not limited to, the application of the Social Security Act, the Fair Labor Standards Act, the provisions of the Internal Revenue Code, the Arizona Revenue and Taxation Code relating to income tax withholding at the source of income, Arizona Workers’ Compensation Act and the Arizona Unemployment Insurance Code. Contractor shall be solely liable for Contractor’s contributions and liabilities under the above-mentioned statutes and any other applicable statutes or regulations. Contractor retains the right to engage in any other business not detrimental to Company’s interests.

3. Business Expenses. Contractor shall be responsible for Contractor’s own business expenses in connection with Contractor’s efforts to fulfill Contractor’s services under this Agreement. However, expenses incurred by Contractor on behalf of Company, such as postage, copying, and other services, will be reimbursed by Company, subject to proper documentation of such expenses and upon approval of Company.

4. Payment. For Contractor’s services, Company will pay Contractor as shown in attached Letter of Agreement. Contractor is not eligible for, and will not receive, any payments or fringe benefits that might be available to employees of Company.

5. Termination By Either Party. This Agreement may be terminated by either party upon 30 days written notice.

6. Insurance and Indemnification. Company shall not reimburse Contractor for any loss that Contractor may sustain in fulfilling Contractor’s obligations. In rendering services hereunder, the Contractor shall conspicuously identify himself/herself as an independent contractor of Company. Contractor agrees to indemnify and hold Company, its subsidiaries, affiliates, stockholders, directors, officers, employees, agents and assignees harmless from and against, all liabilities, obligations, taxes, costs, and losses reasonably incurred by any of them in connection with any claim, litigation or other action arising out of the Contractor’s operations or activities. This provision and the assumption of liabilities and obligations herein shall continue in full force and effect until expiration or termination of this Agreement.

7. Non-assignment. Contractor acknowledges that Contractor’s services are unique and personal. Accordingly, Contractor may not assign Contractor’s rights or delegate Contractor’s duties or obligations under this Agreement. Company’s rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon Company’s successors and assigns, whether by operation of law or on account of any sale or other disposition of Company’s business.

8. Severability. Should any valid federal or state law or final determination of any administrative agency or court of competent jurisdiction affect any provision of this Agreement, the provision so affected shall be conformed to the law as so determined, and otherwise this Agreement shall continue in full force and effect.

Spheric Technologies, Inc.		Contractor

By:	/s/ Michael Kirksey	/s/ Kuruvilla Cherian
	Michael Kirksey	Kuruvilla Cherian
Contractor

Dated: August 25, 2006		Dated: August 25, 2006

Letter of Agreement

This Letter of Agreement is constructed between Kuruvilla Cherian (“Contractor”) and Spheric Technologies, Inc. (“Company”) to note details of a consulting arrangement between Consultant and Company. These details are noted here and are to be appended to the standard Independent Contractor Agreement as signed by all Contractors/Consultants to the Company.

The details of this Agreement are as follows:

1.	Contractor is to be paid at a rate of $108,000.00 annually, or $9,000.00 per month. This rate is established for full time work. Any amount due for a partial month will be prorated to the nearest week for the first and last months that Contractor works if necessary. The amount due the Contractor is payable upon the last business day of the month.

2.	Contractor will be paid an additional $1,000.00 per full patent application and $1,000.00 per peer reviewed published article for the term of this Agreement, plus 1,000 options per full patent application or published article, such options priced at $.50 and vesting at a date one year subsequent to patent application or publication date.

3.	Contractor will be awarded an additional 1,000 options per provisional patent application, priced at $.50 and vesting when provisional application converts to a full patent application.

4.	Contractor will be expected to travel via commercial airline and possibly other means to fulfill this Contract. Travel will be to Company’s offices in Phoenix, Arizona or other sites as directed by Company management. All travel expenses will be borne by the Company and arranged by the Company, with the following details:

(a)	All air travel will be in Coach or Economy Class as arranged by the Company, with any upgrades to be paid for by Contractor.

(b)	Lodging will be arranged near the Company’s office or other destination of travel at the discretion of the Company, with any upgrades to be paid by Contractor.

(c)	Company will reimburse any rental car expense incurred by Contractor up to the level that the chosen rental car agency establishes for a “standard” automobile.

(d)	Company will reimburse Contractor for meals, transportation costs and other incidentals incurred on its behalf on a reasonable basis. If the Contractor uses his personal automobile on Company business, costs will be reimbursed at $.40/mile.

5.	Company will reimburse Contractor for long distance use of the telephone or data service utilized in performance of duties for the Company, and for the business share of any additional lines necessary.

6.	Company will provide a laptop computer of late model using a Windows XP operating system for the use of Contractor.

7.	Contractor will receive 10,000 options on the Common Stock of the Company at an exercise price of $.50 which will vest One Year from the date of this Agreement.

8.	Company agrees to assist Contractor in obtaining both health insurance plan and retirement plan information. Company does not offer these benefits to its contractors, but the Company may choose to support the Contractor’s purchase of health insurance coverage based on information jointly provided by Contractor and Company.

9.	Contractor’s duties will be assigned by Company management and may vary from those already discussed. Those duties discussed include literature and intellectual property database search and evaluation, experimental design and control, technical customer presentations and relationship management, laboratory equipment evaluation and purchase and others.

Accepted by:

/s/ Kuruvilla Cherian	/s/ Michael Kirksey
Kuruvilla Cherian, “Contractor”	For Spheric Technologies, Inc.
Dated: August , 2006	Dated August , 2006